Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan of Akcea Therapeutics, Inc. of our report dated February 28, 2018, except for Notes 1, 7, 8, 11 and 12, as to which the date is September 18, 2018, with respect to the consolidated financial statements of Akcea Therapeutics, Inc. included in its Current Report on Form 8-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on September 18, 2018 as Exhibit 99.2.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 21, 2018